Exhibit 99.2
Diodes Incorporated Increases Second Quarter 2010 Guidance
Dallas, Texas — June 8, 2010 — Diodes Incorporated (Nasdaq: DIOD), a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic and analog semiconductor markets, today increased its revenue and gross margin guidance for the second quarter of 2010.
The Company is increasing its revenue guidance for the second quarter of 2010 due to increasing demand for the Company’s products in its worldwide markets. Revenue is expected to range between $147 million and $151 million, an increase of 7.5 to 10.5 percent sequentially, compared to its previous guidance of $143 million to $148 million or an increase of 4 to 8 percent sequentially. The Company is also raising its second quarter 2010 gross margin guidance due to gross profit growing faster than the revenue increase. Gross margin is expected to range between 35.0 to 36.0 percent versus its prior guidance of gross profit growing at the same rate as revenue, or gross margin of 34.9 percent.
About Diodes Incorporated
Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor’s SmallCap 600 and Russell 3000 Index company, is a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic, and analog semiconductor markets. Diodes serves the consumer electronics, computing, communications, industrial, and automotive markets. Diodes’ products include diodes, rectifiers, transistors, MOSFETs, protection devices, functional specific arrays, single gate logic, amplifiers and comparators, Hall-effect and temperature sensors; power management devices, including LED drivers, DC-DC switching and linear voltage regulators, and voltage references along with special function devices, such as USB power switches, load switches, voltage supervisors, and motor controllers. The Company’s corporate headquarters, logistics center, and Americas’ sales office are located in Dallas, Texas. Design, marketing, and engineering centers are located in Dallas; San Jose, California; Taipei, Taiwan; Manchester, England; and Neuhaus, Germany. The Company’s wafer fabrication facilities are located in Kansas City, Missouri and Manchester, with two manufacturing facilities located in Shanghai, China, another in Neuhaus, and a joint venture facility located in Chengdu, China. Additional engineering, sales, warehouse, and logistics offices are located in Taipei; Hong Kong; Manchester; and Munich, Germany; with support offices located throughout the world. For further information, including SEC filings, visit the Company’s website at http://www.diodes.com.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such statements include statements regarding our expectation that: the Company is increasing its revenue guidance for the second quarter of 2010 due to increasing demand for the Company’s products in its worldwide markets; revenue is expected to range between $147 million and $151 million, an increase of 7.5 to 10.5 percent sequentially, compared to its previous guidance of $143 million to $148 million or an increase of 4 to 8 percent sequentially; the Company is also raising its second quarter 2010 gross margin guidance due to gross profit growing faster than the revenue increase; and gross margin is expected to range between 35.0 to 36.0 percent versus its prior guidance of gross profit growing at the same rate as revenue or gross margin of 34.9 percent. Potential risks and uncertainties include, but are not limited to, such factors as: we may not be able to maintain our current growth strategy or continue to maintain our current performance and loadings in our manufacturing facilities; our future guidance may be incorrect; the global economic weakness may be more severe or last longer than we currently anticipate; and other information detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission.
Recent news releases, annual reports, and SEC filings are available at the Company’s website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.
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Company Contact:	Investor Relations Contact:
Diodes Incorporated	Shelton Group
Carl Wertz	Leanne K. Sievers
Vice President, Finance and Investor Relations	EVP, Investor Relations
P: 805-446-4800	P: 949-224-3874
E: carl_wertz@diodes.com	E: lsievers@sheltongroup.com